                                                                  EXHIBIT 10.16

                            THIRD AMENDMENT TO LEASE

     This Agreement, made this ___ day of _______, 1997, by and between MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York corporation, (hereinafter called "Lessor") and TELTREND, INC., a Delaware corporation, (hereinafter called "Lessee");

                                   WITNESSETH:

     WHEREAS, Lessee entered into that certain Lease ("Lease") dated April 22, 1983 with CMD Corporation ("CMD") for premises commonly known as 620 Stetson Avenue, St. Charles, Illinois and more particularly described therein ("Original Premises"); and

     WHEREAS, CMD assigned its interest in the Lease to Lessor pursuant to an Assignment of Lease dated September 19, 1984; and

     WHEREAS, Lessee and Lessor entered into that certain First Amendment to Lease ("First Amendment") dated August 9, 1985, which provided, inter alia, for the acquisition of additional land for the construction thereon of a building addition, both additional land and building addition in the aggregate being thereafter referred to as the "Additional Premises"; and

     WHEREAS, Lessee and Lessor entered into that certain Second Amendment to Lease dated September 4, 1995 ("Second Amendment") which inter alia extended the term of the Lease for both the Original Premises and the Additional Premises, both in the aggregate thereafter described as the "Combined Premises" for certain rents and upon other terms and conditions set forth therein; and

     WHEREAS, said Lease, as amended, is scheduled to expire by lapse of time on September 30, 1998; and

     WHEREAS, Lessor and Lessee desire to again amend said Lease so as to extend the term thereof and to establish the rents payable thereunder during such period;

     NOW, THEREFORE, in consideration of the Combined Premises, and of the covenants and agreements herein undertaken to be kept and performed, it is agreed as follows:
                                  Page 1 of 4

     1. The term of the Lease is hereby extended for a period of one year only, commencing on the last day of the present term and expiring on the 30th day of September, 1999, unless the Lease shall sooner terminate as provided therein.

     2. The Annual Net Basic Rent over and above the other and additional payments to be made by Lessee for the Combined Premises for the period from and after October 1, 1998 through and including September 30, 1999 will be determined by multiplying the "CPI Factor" (as defined in the First Amendment) by the Annual Net Basic Rent in effect for the period from and after October 1, 1997 through and including September 30, 1998, payable monthly in advance on the first day of each and every calendar month in twelve (12) equal installments, all at the place and in the manner in the Lease provided.

     3. Lessee's security deposit of FORTY FIVE THOUSAND FOUR HUNDRED EIGHTY SEVEN DOLLARS AND 50/100 ($45,487.50) is hereby acknowledged for the purposes as set forth in the Lease as amended.

     4. All consents for alterations and modifications to the Combined Premises by Lessee remain in full force and effect strictly in accordance with the terms and conditions of the Lease as amended and as set forth in that certain letter dated December 28, 1995 from Talisen Management Company on behalf of Lessor to Ms. Carolyn Dowdell at Lessee.

     5. Lessee shall comply with all Laws (hereinafter defined)relating to the storage, use and disposal of Hazardous Materials (hereinafter defined). No Hazardous Materials shall be disposed of on, in under, upon, or about the Premises. For purposes of this Section, "Hazardous Materials" means and includes any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, or any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree (collectively "Laws") regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

     To the extent Lessor does not contribute to same, Lessee shall be solely responsible for and shall indemnify, defend and hold Lessor and its subsidiaries, directors, officers, employees, servants and agents (collectively "Agents") harmless from any and all claims, liabilities, judgments, losses, demands, causes of action, proceedings or hearings relating to the storage, placement or use of Hazardous Materials (hereinafter collectively referred to as "Claims") by Lessee, its Agents or invitees on or about the Premises including, without limitation, Claims resulting from the contamination of subterranean water beneath, adjoining or in the vicinity of the Premises losses in or reductions to rental income resulting from Lessee's use, storage or disposal of Hazardous Materials; all costs of refitting or other alterations to the Leased Premises necessitated by Lessee's use, storage, or disposal of Hazardous Materials including, without limitation, alterations required to accommodate an alternate use of the Premises; and any diminution in the fair market value of the Premises caused by Lessee's use, storage or disposal of Hazardous Materials. Lessee agrees to defend all such Claims on behalf of Lessor with counsel acceptable to Lessor, and to pay all fees, costs, damages or expenses relating to or arising out of any such Claim including attorney's fees and costs. Lessee shall further agree to be solely responsible for and shall indemnify, defend and hold Lessor and its Agents harmless from and against all Claims, including reasonable attorney's fees and costs arising out of or in connection with any testing, removal clean-up or restoration work which is required by any government agency and which arises in whole or in part because of Lessee's use or occupancy of the Premises.

Lessor may, at any time in its sole discretion conduct tests of the Premises to determine the presence of Hazardous Materials. Results of said tests will be provided to Lessee at Lessee's request. In the event such tests indicate the presence of Hazardous Materials due to the activities of Lessee, and Lessee's confirming tests reach the same conclusion, Lessee shall, in addition to its other obligations hereunder, reimburse Lessor for the cost of such test or tests and shall immediately commence procedures to remove such Hazardous Materials from the Premises. Lessee's reimbursement to Lessor of its tests shall not constitute a final acceptance of the tests by Lessee or a waiver by Lessee to contest the results of the tests.

Lessee shall promptly notify Lessor of, and shall promptly provide Lessor with true, correct, complete and legible copies of, all of the following environmental items relating to the Premises which may be filed or prepared by or on behalf of, or delivered to or served upon Lessee: all orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials whether or not required by any applicable laws, including, but not limited to, reports and notices required by or given pursuant to any Lessee's use, handling storage or disposal of Hazardous Materials. In the event of a release of any Hazardous Materials in, on or about the Premises, Lessee shall promptly provide Lessor with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release.

Notwithstanding the foregoing, Lessee shall not, without Lessor's prior written consent, take any remedial action in response to the presence of any Hazardous Materials, in, on, under or about the Premises or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided, however,

Lessor's prior written consent shall not be necessary in the event that the presence of Hazardous Materials in, or, under or about the Premises (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary or Lessee is required to take immediate action by governmental authority and it is not possible to obtain Lessor's consent before taking such action. Lessee shall nevertheless promptly notify Lessor of all such action and all circumstances pertaining thereto.

Upon the expiration or sooner termination of this Lease, Lessee covenants to remove from the Premises, at its sole cost and expense, any and all Hazardous Materials including any equipment or systems containing Hazardous Materials, which are brought upon, stored, used, generated or released into the environment by Lessee, its agents, employees, contractors or invitees.

     6. Each party hereto represents and warrants to the other that it has not hired any broker with respect to procuring this Third Amendment to Lease. In the event either party has hired a broker, such party shall indemnify, defend and hold forever harmless the other party from and against any loss, cost, expense, liability and/or damages including claims for commissions arising directly or indirectly out of such hiring.

     7. Except as herein specifically amended, all other terms, covenants, and conditions of the Lease the First Amendment and the Second Amendment shall remain in full force and effect, and the same are hereby ratified and confirmed.

     IN WITNESS WHEREOF, Lessor and Lessee have executed the within Agreement as of the day and year first above written.

              LESSEE:                              LESSOR:
              TELTREND, INC.                       MORGAN GUARANTY TRUST
                                                   COMPANY OF NEW YORK

              By: [SIGNATURE]                      By: [SIGNATURE]
                 -----------------------              -------------------------
              Its: Vice President of Operations    Its: Vice President